Exhibit 99.2
MEDCATH CORPORATION
SUPPLEMENTAL FINANCIAL DISCLOSURE — RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
Restated for Discontinued Operations
(In thousands)
(Unaudited)
     The following table reconciles Adjusted EBITDA with MedCath’s income (loss) from continuing operations as derived from MedCath’s consolidated statements of operations:

	FY2004	FY2005					FY2006
	YR	Q1	Q2	Q3	Q4	YR	Q1	Q2	Q3
Income (loss) from continuing operations	$(1,467)	$1,664	$2,628	$2,634	$(550)	$6,376	$(1,337)	$(2,641)	$5,349
Add:
Income tax (benefit) expense	(1,302)	1,107	1,755	1,952	(101)	4,713	(890)	(1,766)	3,649
Minority interest share of earnings of consolidated subsidiaries	6,879	3,999	4,402	3,956	3,611	15,968	2,818	4,790	4,742
Equity in net earnings of unconsolidated affiliates	(3,540)	(769)	(886)	(899)	(802)	(3,356)	(1,065)	(1,410)	(1,408)
Interest and other income, net	(854)	(389)	(613)	(868)	(1,175)	(3,045)	(1,404)	(1,367)	(2,977)
Interest expense	25,879	7,876	7,813	8,440	8,705	32,834	9,059	8,899	7,870
Loss on debt refinancing	5,072	—	—	—	—	—	—	—	—
Impairments of long-lived assets and goodwill	7,227	—	—	—	2,662	2,662	—	—	451
Loss (gain) on disposal of property, equipment and other assets	89	1	55	148	(824)	(620)	97	(38)	(296)
Amortization	1,160	290	290	290	290	1,160	252	252	252
Depreciation	38,975	9,243	8,937	9,034	10,379	37,593	9,171	9,264	9,366
Share-based compensation expense	—	—	—	—	1,468	1,468	418	10,206	1,756

Adjusted EBITDA	$78,118	$23,022	$24,381	$24,687	$23,663	$95,753	$17,119	$26,189	$28,754
Add:
Pre-opening expenses	5,103	—	—	—	—	—	—	—	—

Adjusted EBITDA, before pre-opening expenses	$83,221	$23,022	$24,381	$24,687	$23,663	$95,753	$17,119	$26,189	$28,754